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                                  EXHIBIT 2



The Board of Directors
General American Life Insurance Company


                               Re: Destiny Variable Universal Life Insurance


We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-83625 of General American Separate Account Eleven on Form S-6 of our report dated February 28, 2001 on the financial statements of General American Separate Account Eleven for the year ended December 31, 2000, and our report dated February 22, 2001 on the financial statements of General American Life Insurance Company for the year ended December 31, 2000, both appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts", also in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


St. Louis, Missouri
April 30, 2001